Exhibit 99.1
eBay Inc. Reports Better Than Expected Fourth Quarter and Full Year 2021 Results

•Revenue of $2.6 billion, up 5% on an as-reported basis and up 5% on an FX-Neutral basis
•Gross Merchandise Volume of $20.7 billion, down 10% on an as-reported basis and down 11% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $(1.47) and $1.05, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 26.3% and 31.6%, respectively
•Returned $3.1 billion to shareholders in Q4, including $3.0 billion of share repurchases and $107 million paid in cash dividends
•Completed the payments migration and vested in and exercised the first tranche of the Adyen warrant, valued at nearly $1.1 billion as of December 31, 2021
•Completed the sale of 80.01% of eBay Korea business to Emart for approximately $3.0 billion and recorded 19.99% retained interest, valued at approximately $725 million as of the end of the quarter
•Completed the sale of approximately 135 million shares of eBay's Adevinta stock to Permira for over $2.3 billion, reducing eBay's ownership of Adevinta to 33%
•Board of Directors declared a quarterly dividend of $0.22 per share, a 22% increase from the prior quarterly dividend, and expanded share repurchase authorization by an additional $4.0 billion

San Jose, California, February 23, 2022 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its fourth quarter and full year ended December 31, 2021.

“Rounding out a very strong year, I'm proud of our team for delivering yet another solid quarter. By investing in our strategy to drive sustainable growth, we increased customer satisfaction, improved the seller and buyer experience, and returned value to our shareholders,” said Jamie Iannone, Chief Executive Officer of eBay. “During the quarter, we completed our multi-year payments transition, and generated growth in both our advertising business and focus categories. As we continue to accelerate our strategy, we are well positioned for future growth.”

Fourth Quarter Financial Highlights

•Revenue was $2.6 billion, up 5% on an as-reported basis and up 5% on a foreign exchange (FX) neutral basis.
•Gross merchandise volume (GMV) was $20.7 billion, down 10% on an as-reported basis and down 11% on an FX-Neutral basis.
•GAAP net loss from continuing operations was $893 million, or $(1.47) per diluted share.
•Non-GAAP net income from continuing operations was $647 million, or $1.05 per diluted share.
•GAAP and Non-GAAP operating margin of 26.3% and 31.6%, respectively.
•Generated $475 million of operating cash flow and $372 million of free cash flow from continuing operations.
•Returned $3.1 billion to shareholders, including $3.0 billion of share repurchases and $107 million paid in cash dividends.
•Annual active buyers declined by 9%, for a total of 147 million global active buyers.
•Annual active sellers declined by 8%, for a total of 17 million global active sellers.(1)

Full Year Financial Highlights

•Revenue was $10.4 billion, up 17% on an as-reported basis and up 15% on an FX-Neutral basis.
•GMV was $87.4 billion, flat on an as-reported basis and down 3% on an FX-Neutral basis.
•GAAP net income from continuing operations was $252 million, or $0.38 per diluted share.
•Non-GAAP net income from continuing operations was $2.7 billion, or $4.02 per diluted share.
•GAAP and Non-GAAP operating margin were 28.1% and 33.4%, respectively.
•Generated $3.1 billion operating cash flow and $2.6 billion of free cash flow from continuing operations.
•Repurchased approximately $7.0 billion of common stock and paid $466 million in cash dividends.

Business Highlights

•Following the completion of the payments migration, the company updated its definition of GMV to align with customer money flows on its platforms. eBay’s GMV now includes all paid transactions on its platforms inclusive of shipping fees and taxes. The company also restated its historical metrics to reflect the updated definition.
•The company completed the sale of 80.01% of eBay Korea to Emart for approximately $3.0 billion and retained 19.99% interest, valued at approximately $725 million as of the end of the quarter.
•eBay also completed the sale of approximately 135 million shares of its Adevinta stock to Permira for over $2.3 billion, reducing eBay's ownership of Adevinta to 33%.
•eBay acquired Sneaker Con’s authentication business, Sneaker Con Digital, with operations in the U.S., U.K., Canada, Australia and Germany. With the acquisition, the company has increased the scale and flexibility of its operations while further empowering its community to buy and sell footwear with total confidence.

Revenue Initiatives

•eBay completed its transition to a modern payments platform by migrating all remaining sellers off of the legacy system. As a result, managed payments delivered $2.0 billion in revenue in 2021 and the company vested in and exercised the first tranche of the Adyen warrant, worth nearly $1.1 billion as of December 31, 2021.
•Promoted Listings delivered approximately $227 million of revenue in Q4, up 5% on an as-reported basis and up 4% on an FX-Neutral basis.
•The company's advertising offerings surpassed $1 billion in revenue for the year.

Tech-Led Reimagination of the Platform

•During the quarter, eBay expanded its authentication of luxury watches to the U.K. and Germany. The company also began authenticating cross-border sneaker transactions into the U.S. and cross-border luxury handbag imports from Japan.
•eBay saw faster GMV growth in focused categories that now represent approximately 20% of global volume. The company’s sneaker business continued to grow at double digits globally, and its luxury watches and handbags categories saw double-digit growth in the U.S.
•eBay debuted its new 3D true view technology for sneakers, which enables sellers to showcase the actual item they are selling with a proprietary, interactive, 360-degree view. This experience helps buyers shop with confidence by presenting a virtual representation of the item viewable from every possible angle and in true-to-life detail.
•eBay’s Certified Refurbished program expanded to over 320 brands as of the end of 2021. The program saw increased customer satisfaction and positive double-digit growth as a result of higher trust.
•Building on the success of its Certified Refurbished program, the company announced eBay Refurbished, a new destination where buyers can discover like-new products from brands like Apple, Samsung and Dyson, all backed with a one- or two-year warranty.
•Following the launch of videos in the eBay app, eBay further enabled video playback on desktop and mobile web in the U.S., Canada, U.K., Germany and Australia. To date, the company has seen hundreds of thousands of listings add video content.

Impact

•Building on the company’s long-standing commitment to small businesses, eBay announced the recipients of its second Up & Running grants program. Fifty U.S. business sellers will each receive $10,000 in grant packages.
•eBay was recognized again for its commitment to environmental and corporate responsibility through inclusion on the Dow Jones Sustainability Index (DJSI) World and North America Indices and Investors Business Daily’s list of 100 Best ESG Companies.
•eBay for Charity had a record-breaking year raising more than $145 million in 2021, up 18% year-over-year.

(1) All sellers who received payment for a transaction on our platforms within the previous 12-month period. Sellers may register more than once, and as a result, may have more than one account.

Fourth Quarter and Full Year 2021 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2021	2020	Change		2021	2020	Change
eBay Inc.
Net revenues	$2,613	$2,478	$135	5%	$10,420	$8,894	$1,526	17%
GAAP – Continuing Operations
Income (loss) from continuing operations	$(893)	$772	$(1,665)	(216)%	$252	$2,487	$(2,235)	(90)%
Earnings (loss) per diluted share from continuing operations	$(1.47)	$1.11	$(2.58)	(233)%	$0.38	$3.46	$(3.08)	(89)%
Non-GAAP – Continuing Operations
Net income	$647	$591	$56	10%	$2,661	$2,384	$277	12%
Earnings per diluted share	$1.05	$0.85	$0.20	24%	$4.02	$3.32	$0.70	21%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin decreased to 26.3% for the fourth quarter of 2021, compared to 26.7% for the same period last year. Non-GAAP operating margin decreased to 31.6% in the fourth quarter of 2021, compared to 31.7% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the fourth quarter of 2021 was 23.1%, compared to 29.4% for the fourth quarter of 2020. The non-GAAP effective tax rate for continuing operations for the fourth quarter of 2021 was 17.3%, compared to 16.0% for the fourth quarter of 2020.
•Cash flow – The company generated $475 million of operating cash flow and $372 million of free cash flow from continuing operations during the fourth quarter of 2021.
•Capital returns – The company repurchased approximately $3.0 billion of its common stock, or approximately 39 million shares, in the fourth quarter of 2021. The company's total repurchase authorization remaining as of December 31, 2021 was $2.0 billion. The company also paid cash dividends of $107 million during the fourth quarter of 2021.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $7.3 billion as of December 31, 2021.

Business Outlook
eBay is providing the following guidance for continuing operations for the first quarter and full year 2022.

In billions, except per share data and percentages	Q1 2022 Guidance	Full Year 2022 Guidance
Revenue	$2.43 - $2.48	$10.3 - $10.5
Organic FX-Neutral Y/Y Growth	(7)% - (5)%	0% - 3%

Diluted GAAP EPS	$0.79 - $0.83	$3.15 - $3.35

Diluted Non-GAAP EPS	$1.01 - $1.05	$4.20 - $4.40

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.22 per share of the company's common stock. The dividend is payable on March 18, 2022 to stockholders of record as of March 10, 2022.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss fourth quarter and full year 2021 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (833) 350-1438 in the U.S. and (647) 689-6641 internationally. The passcode for the conference line is 2878789. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in more than 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2021, eBay enabled over $87 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the first quarter and full year 2022 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2021	December 31, 2020
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,379	$1,101
Short-term investments	5,944	2,392
Accounts receivable, net of allowance for doubtful accounts of $42 and $97	98	362
Customer accounts and funds receivable	681	290
Other current assets	1,009	780
Current assets of discontinued operations	—	2,265
Total current assets	9,111	7,190
Long-term investments	2,575	833
Property and equipment, net	1,236	1,292
Goodwill	4,178	4,285
Intangible assets, net	8	12
Operating lease right-of-use assets	289	430
Deferred tax assets	3,255	3,537
Equity investment in Adevinta	5,391	—
Warrant asset	444	1,051
Other assets	139	131
Long-term assets of discontinued operations	—	549
Total assets	$26,626	$19,310
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,355	$6
Accounts payable	262	278
Customer accounts and funds payable	707	379
Accrued expenses and other current liabilities	1,848	1,767
Deferred revenue	79	98
Income taxes payable	371	167
Current liabilities of discontinued operations	—	1,307
Total current liabilities	4,622	4,002
Operating lease liabilities	200	316
Deferred tax liabilities	3,116	2,368
Long-term debt	7,727	7,740
Other liabilities	1,183	1,260
Long-term liabilities of discontinued operations	—	63
Total liabilities	16,848	15,749
Total stockholders' equity	9,778	3,561
Total liabilities and stockholders' equity	$26,626	$19,310

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Net revenues	$2,613	$2,478	$10,420	$8,894
Cost of net revenues (1)	694	548	2,650	1,797
Gross profit	1,919	1,930	7,770	7,097
Operating expenses:
Sales and marketing (1)	569	646	2,170	2,091
Product development (1)	337	283	1,325	1,028
General and administrative (1)	206	248	921	985
Provision for transaction losses	119	85	422	330
Amortization of acquired intangible assets	—	7	9	27
Total operating expenses	1,231	1,269	4,847	4,461
Income from operations	688	661	2,923	2,636
Gain (loss) on equity investments and warrant, net	(1,875)	513	(2,365)	1,007
Interest and other, net	26	(80)	(160)	(298)
Income (loss) from continuing operations before income taxes	(1,161)	1,094	398	3,345
Income tax (provision) benefit	268	(322)	(146)	(858)
Income (loss) from continuing operations	(893)	772	252	2,487
Income from discontinued operations, net of income taxes	2,862	73	13,356	3,180
Net income	$1,969	$845	$13,608	$5,667

Income (loss) per share - basic:
Continuing operations	$(1.47)	$1.12	$0.39	$3.50
Discontinued operations	4.72	0.11	20.48	4.48
Net income per share - basic	$3.25	$1.23	$20.87	$7.98

Income (loss) per share - diluted:
Continuing operations	$(1.47)	$1.11	$0.38	$3.46
Discontinued operations	4.72	0.10	20.16	4.43
Net income per share - diluted	$3.25	$1.21	$20.54	$7.89

Weighted average shares:
Basic	606	688	652	710
Diluted	606	697	663	718

(1) Includes stock-based compensation as follows:
Cost of net revenues	$12	$10	$47	$40
Sales and marketing	13	28	83	85
Product development	49	41	196	154
General and administrative	38	37	151	138
	$112	$116	$477	$417

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions)
Cash flows from operating activities:
Net income	$1,969	$845	$13,608	$5,667
(Income) loss from discontinued operations, net of income taxes	(2,862)	(73)	(13,356)	(3,180)
Adjustments:
Provision for transaction losses	119	85	422	330
Depreciation and amortization	122	131	502	583
Stock-based compensation	112	116	477	417
(Gain) loss on investments, net	(104)	(238)	(143)	(237)
Deferred income taxes	(721)	237	(680)	414
Change in fair value of warrant	26	(274)	(357)	(770)
Change in fair value of equity investment in Adevinta	1,573	—	3,070	—
Loss (gain) on equity investment in KakaoBank	109	—	(486)	—
Loss on impairment of equity investment in Paytm Mall	160	—	160	—
(Gain) loss on extinguishment of debt	—	—	10	—
Changes in assets and liabilities, net of acquisition effects	(28)	1	(134)	(220)
Net cash provided by continuing operating activities	475	830	3,093	3,004
Net cash provided by (used in) discontinued operating activities	(182)	(72)	(436)	(585)
Net cash provided by operating activities	293	758	2,657	2,419
Cash flows from investing activities:
Purchases of property and equipment	(103)	(155)	(444)	(463)
Purchases of investments	(7,058)	(3,990)	(22,161)	(32,887)
Maturities and sales of investments	5,018	4,389	18,884	33,129
Proceeds from sale of shares in Adevinta	2,325	—	2,325	—
Settlement of foreign exchange derivative instruments for equity investments	85	—	85	—
Exercise of options under warrant	(110)	—	(110)	—
Other	(9)	3	4	42
Net cash provided by (used in) continuing investing activities	148	247	(1,417)	(179)
Net cash provided by (used in) discontinued investing activities	2,637	(33)	5,080	3,973
Net cash provided by (used in) investing activities	2,785	214	3,663	3,794
Cash flows from financing activities:
Proceeds from issuance of common stock	36	35	93	90
Repurchases of common stock	(3,089)	(427)	(7,055)	(5,137)
Payments for taxes related to net share settlements of restricted stock units and awards	(50)	(44)	(236)	(175)
Payments for dividends	(107)	(110)	(466)	(447)
Proceeds from issuance of long-term debt, net	—	—	2,478	1,765
Repayment of debt	—	—	(1,156)	(1,771)
Net funds receivable and payable activity	(99)	—	(208)	—
Other	(1)	—	(7)	(5)
Net cash provided by (used in) continuing financing activities	(3,310)	(546)	(6,557)	(5,680)
Net cash provided by (used in) discontinued financing activities	23	(3)	25	(12)
Net cash provided by (used in) financing activities	(3,287)	(549)	(6,532)	(5,692)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6)	52	24	77
Net (decrease) increase in cash and cash equivalents - continuing	(2,693)	583	(4,857)	(2,778)
Net increase in cash, cash equivalents and restricted cash	(215)	475	(188)	598
Cash, cash equivalents and restricted cash at beginning of period	1,621	1,119	1,594	996
Cash, cash equivalents and restricted cash at end of period	1,406	1,594	1,406	1,594
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	356	—	356
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,406	$1,238	$1,406	$1,238

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues (1)	$2,450	$2,350	$2,496	$2,476	$2,308
Current quarter vs prior year quarter	6%	12%	14%	50%	35%
Percent from international	54%	54%	53%	53%	55%

Marketing services and other revenues	163	151	172	162	170
Current quarter vs prior year quarter	(4)%	(6)%	13%	(4)%	(10)%
Percent from international	23%	24%	25%	24%	28%

Total net revenues (2)	$2,613	$2,501	$2,668	$2,638	$2,478
Current quarter vs prior year quarter	5%	11%	14%	45%	30%

(1) Hedge gain/(loss)	$—	$(19)	$(18)	$(28)	$(8)
(2) Foreign currency impact	$7	$32	$95	$54	$32

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(In millions, except percentages)
Active Buyers (1)	147	152	156	163	162
Current quarter vs prior year quarter	(9)%	(5)%	(2)%	8%	7%

Gross Merchandise Volume (2)
U.S.	$9,724	$9,312	$10,332	$10,813	$9,969
Current quarter vs prior year quarter	(2)%	(8)%	(6)%	36%	25%
International	$11,002	$10,613	$12,255	$13,314	$13,161
Current quarter vs prior year quarter	(16)%	(11)%	(7)%	31%	23%
Total GMV	$20,726	$19,925	$22,587	$24,127	$23,130
Current quarter vs prior year quarter	(10)%	(10)%	(7)%	33%	24%

(1)All buyers who paid for a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)Gross Merchandise Volume consists of the total value of all paid transactions between users on our platforms during the applicable period inclusive of shipping fees and taxes.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
March 31, 2022
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.43 - $2.48	$2.43 - $2.48
Diluted EPS from continuing operations	$0.79 - $0.83	$1.01 - $1.05

Twelve Months Ending
December 31, 2022
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.3 - $10.5	$10.3 - $10.5
Diluted EPS from continuing operations	$3.15 - $3.35	$4.20 - $4.40

(a) Estimated non-GAAP amounts above for the three months ending March 31, 2022 reflect adjustments that exclude the estimated stock-based compensation expense and associated employer payroll tax expense of approximately $110 - $120 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $30 - $40 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our equity method investments.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2022 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $1 - $5 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $525 - $545 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $130 - $150 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our equity method investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported “on an FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions, except percentages)
GAAP operating income	$688	$661	$2,923	$2,636
Stock-based compensation expense and related employer payroll taxes	115	116	489	425
Amortization of acquired intangible assets within cost of net revenues	—	—	—	1
Amortization of acquired intangible assets within operating expenses	—	7	9	27
Other significant gains, losses or charges	23	—	58	39
Total non-GAAP operating income adjustments	138	123	556	492
Non-GAAP operating income	$826	$784	$3,479	$3,128
Non-GAAP operating margin	31.6%	31.7%	33.4%	35.2%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions, except per share amounts and percentages)
GAAP income (loss) from continuing operations before income taxes	$(1,161)	$1,094	$398	$3,345
GAAP (provision) benefit for income taxes	268	(322)	(146)	(858)
GAAP net income (loss) from continuing operations	$(893)	$772	$252	$2,487
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$138	$123	$556	$492
Other significant gains, losses or charges	(71)	—	(85)	—
(Gain) loss on investments	275	(239)	(361)	(236)
Change in fair market value of warrant	29	(274)	(354)	(770)
Loss on equity investment in Adevinta	1,573	—	3,070	—
Tax effect of non-GAAP adjustments	(404)	209	(417)	411
Non-GAAP net income from continuing operations	$647	$591	$2,661	$2,384

Diluted net income (loss) from continuing operations per share:
GAAP	$(1.47)	$1.11	$0.38	$3.46
Non-GAAP	$1.05	$0.85	$4.02	$3.32
Shares used in GAAP diluted net income per-share calculation	606	697	663	718
Shares used in non-GAAP diluted net income per-share calculation	615	697	663	718

GAAP effective tax rate - Continuing operations	23.1%	29.4%	36.6%	25.6%
Tax effect of non-GAAP adjustments to net income (loss) from continuing operations	(5.8)%	(13.4)%	(19.2)%	(9.8)%
Non-GAAP effective tax rate - Continuing operations	17.3%	16.0%	17.4%	15.8%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions)
Net cash provided by continuing operating activities	$475	$830	$3,093	$3,004
Less: Purchases of property and equipment	(103)	(155)	(444)	(463)
Free cash flow	$372	$675	$2,649	$2,541

*Presented on a continuing operations basis